Exhibit 10.58
Summary Description of LSI Logic Corporation 2007 Incentive Plan
     On March 21, 2007, the Compensation Committee of the Board of Directors of LSI Logic Corporation (the “Company”) adopted the 2007 Incentive Plan (the “2007 Incentive Plan”) for the Company. The bonus pool under the 2007 Incentive Plan is not funded until the Company meets a predetermined operating income threshold, in both absolute dollars and as a percentage of revenue. Thereafter, the bonus pool increases as operating income, in both absolute dollars and as a percentage of revenue, increases. The maximum bonus pool will not exceed $30 million. The Company’s named executive officers, other than the CEO, as well as other employees of the Company, are eligible to participate in the 2007 Incentive Plan. The target bonus for named executive officers, other than the CEO, is between 60% and 70% of the named executive officer’s base compensation. Actual bonus payments to named executive officers maybe greater than or less than the stated target amount.